EXHIBIT F
                                     to the
                          Investment Advisory Agreement

                            BAIRD AGGREGATE BOND FUND

         For all services rendered by the Advisor hereunder, the Corporation shall pay the Advisor, on behalf of the above-named Fund, and the Advisor agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.25% of the average daily net assets of the Fund.

         The annual investment advisory fee shall be accrued daily at the rate of 1/365th of 0.25% applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid by the Corporation to the Advisor monthly.

         Executed as of this 29th day of September, 2000.

                                              THE ADVISOR:

                                              ROBERT W. BAIRD & CO. INCORPORATED



                                              By:   /S/ GLEN F. HACKMANN
                                                    --------------------

                                              THE CORPORATION:

                                              BAIRD FUNDS, INC.

                                              By:   /S/ BRETT R. MEILI
                                                    --------------------